UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the Period Ended December 31, 2021

ARMED FORCES BREWING COMPANY, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 024-11072

Delaware

(State or other jurisdiction of

incorporation or organization)

85-3630389

(I.R.S. Employer Identification No.)

1420 Catlyn Place

Annapolis, MD 21401

(Address of principal executive offices)

410-999-4117

(Issuer’s telephone number, including area code)

Class C Common Stock

(Title of each class of securities issued pursuant to Regulation A)

In this Annual Report, the terms “Armed Forces Brewing Company, Inc.” “Armed Forces Brewing Company” “we,” or “the Company” refer to Armed Forces Brewing Company, Inc.

This report may contain forward-looking statements and information relating to, among other things, the company, its business plan and strategy, and its industry. These forward-looking statements are based on the beliefs of, assumptions made by, and information currently available to the company’s management. When used in this report, the words “estimate,” “project,” “believe,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements, which constitute forward looking statements. These statements reflect management’s current views with respect to future events and are subject to risks and uncertainties that could cause the company’s actual results to differ materially from those contained in the forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company does not undertake any obligation to revise or update these forward-looking statements to reflect events or circumstances after such date or to reflect the occurrence of unanticipated events.

Item 1. Business

Armed Forces Brewing Company, Inc. (“We” “Armed Forces Brewing” or the “Company”) is a Delaware corporation. The Company was initially formed as a Delaware Limited Liability Company named Seawolf Brewing Company LLC on January 11, 2019 and converted into a Delaware corporation, Seawolf Brewing Company Inc. on September 8, 2020. On or about December 4, 2020, the Company filed a Certificate of Amendment of Certificate of Incorporation with the state of Delaware whereby the Company’s name was changed to Armed Forces Brewing Company, Inc. The Company is a Delaware corporation for the general purpose of transacting any or all lawful business for which a corporation may be formed in the State of Delaware. The Company manufactures and sells beer and merchandise that tributes the United States Military and Veterans.

For more details on our business, please review our latest SEC filings at:

https://www.sec.gov/Archives/edgar/data/1832987/000183298721000011/afbc253g27921.htm

Item 2.Management’s Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of the Company's financial condition and results of the Company's operations together with the Company's financial statements and related notes appearing at the end of this Form 1-K and the latest version of the Offering Circular filed for this Regulation A offering. This discussion contains forward-looking statements reflecting the Company’s current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in the latest version of the Offering Circular at the time of this 1-K filing which may be found here:

https://www.sec.gov/Archives/edgar/data/1832987/000183298721000011/afbc253g27921.htm

A.Operating Results Overview

Results of Operations

The period of January 1, 2021 to December 31, 2021

Revenue. Total revenue for the period of January 1, 2021 to December 31, 2021 was $85,782.00.

Cost of Sales. Cost of sales for the period of January 1, 2021 to December 31, 2021 was $95,341.00.

Administrative Expenses. Operating expenses for the period of January 1, 2021 to December 31, 2021 were $661,555.00 Operating expenses for the period were comprised of sales and marketing costs, general and administrative costs and event and sponsorship costs.

Net Loss. Net loss for the period of January 1, 2021 to December 31, 2021 was ($679,174.00) This net loss was the result of operating expenses exceeding early stage operating revenues.

B.Liquidity and Capital Resources

Net cash as of December 31, 2021 of $1,147,385.00

During the period of January 1, 2021 to December 31, 2021, operating activities used $( $661,555.00

Cash used by investing activities relating to capital expenditures during the period of January 1, 2021 to December 31, 2021 was $0.

C.Plan of Operations

Our plan of operation for the period of January 1, 2021 to December 31, 2021 and for the remainder of 2021 was as follows:

The Company’s plan of operation was to continue the process of manufacturing and selling beer and merchandise and expanding distribution of the Company’s products, as well as continuing to raise capital through the Company’s ongoing Regulation A offering. The company presently has three beers in the marketplace in several states and available by mail order in more than 40 states. The company continues to contract brew its beer, but plans shift some or all of its brewing activities to its own brewery once it has sufficient funding in place to purchase or build its own brewery. Meanwhile, the Company continues to build its brand name and create sales of its existing products as it grows its investor and customer base.

In the Company’s opinion, the proceeds from this Offering may not satisfy its cash requirements and the Company anticipates it may be necessary to raise additional funds in the next twelve months to implement the plan of operations. The Company expects to have additional capital requirements during 2021.  The Company does not expect to be able to satisfy its cash requirements through sales during 2021 and therefore will attempt to raise additional capital through the sale of its shares in its ongoing Regulation A offering, and perhaps additional securities in additional offerings. The Company cannot assure that it will have sufficient capital to finance its growth and business operations or that such capital will be available on terms that are favorable to it or at all. The Company is currently incurring operating deficits that are expected to continue for the foreseeable future.

D.Trend Information

Because the Company has only recently started to take its products to market, the Company is unable to identify any recent trends in revenue or expenses since the latest financial year. Thus, the Company is unable to identify any known trends, uncertainties, demands, commitments or events involving its business that are reasonably likely to have a material effect on its revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause the reported financial information in this Offering to not be indicative of future operating results or financial condition. However, a great deal of uncertainty has recently arisen as a result of the coronavirus pandemic and the economic fallout it has caused. It is impossible at present to know all short term and long-term effects from the coronavirus pandemic and the economic fallout it has caused. If we are unable to react to changing consumer preferences, new laws and regulations, the short term and long-term effects from the coronavirus pandemic and the economic fallout it has caused, our sales could decrease and/or our business could be significantly and negatively affected.

Despite this, the Company believes that the market for its products and services will continue to improve as economic conditions in the United States improve. As a result, the Company sees a good opportunity for growth in its business operations, assuming the impact of the coronavirus pandemic does not significantly affect the Company long-term.

E.Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

F.Critical Accounting Policies

We have identified the policies outlined below as critical to our business operations and an understanding of our results of operations. The list is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management's judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout Management's Discussion and Analysis of Financial Condition and Results of Operations where such policies affect our reported and expected financial results. Note that our preparation of the financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.

Basis of Presentation

The Company prepares consolidated financial statements in accordance with generally accepted accounting principles in the United States of America (GAAP).

Audited Financial Information

The accompanying financial statements for the twelve months ended December 31, 2021 and 2020 and the related footnote disclosures are audited. The audited financial statements have been prepared by an independent auditor and, in the Company's opinion, reflect all adjustments necessary to present fairly the Company's financial position as of December 31, 2021 and results of its operations, and cash flows for the periods ended December 31, 2021 and 2020. The results for the twelve months ended December 31, 2021 are not necessarily indicative of the results to be expected for the upcoming year or any other period.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents and Concentration of Cash Balance

The Company maintains its cash with a major financial institution located in the United States of America, which it believes to be credit worthy. The Federal Deposit Insurance Corporation insures balances up to $250,000. At times, the Company may maintain balances in excess of the federally insured limits.

The Company considers short-term, highly liquid investment with original maturities of three months or less at the time of purchase to be cash equivalents. Cash consists of funds held in the Company’s checking account.

Receivables and Credit Policy

Trade receivables from wholesale customers via the Company’s third-party logistics provider Peabody Heights are uncollateralized customer obligations due under normal trade terms. Trade receivables are stated at the amount billed to the customer. Payments of trade receivables are allocated to the specific invoices identified on the customer’s remittance advice or, if unspecified, are applied to the earliest unpaid invoice. The Company, by policy, routinely assesses the financial strength of its customers. Receivable balance as of December 31, 2021, is $16,631. No allowance has been recorded, as the Company expects to be repaid in full during 2022.

Other Accounting

In February 2019, FASB issued ASU No. 2016-02, Leases, that requires organizations that lease assets, referred to as "lessees", to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months. ASU 2019-02 will also require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases and will include qualitative and quantitative requirements. The new standard for nonpublic entities will be effective for fiscal years beginning after December 15, 2020, and interim periods within those fiscal years, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

In November 2019, the FASB issued Accounting Standards Update (ASU) No. 2019-08, Compensation—Stock Compensation (Topic718) and Revenue from Contracts with Customers (Topic 606): Codification Improvements— Share-Based Consideration Payable to a Customer, which simplifies and increases comparability of accounting for nonemployee share-based payments, specifically those made to customers ASU No. 2019-08 will affect companies that issue share-based payments (e g., options or warrants) to their customers. Similar to issuing a cash rebate to a customer, issuing a share-based payment to a customer can incentivize additional purchases. The share-based payments can also serve a strategic purpose by aligning the interests of a supplier and its customer, because the customer’s additional purchases increase its investment in the supplier.

In August 2018, amendments to existing accounting guidance were issued through Accounting Standards Update 2018-15 to clarify the accounting for implementation costs for cloud computing arrangements. The amendments specify that existing guidance for capitalizing implementation costs incurred to develop or obtain internal-use software also applies to implementation costs incurred in a hosting arrangement that is a service contract. The guidance is effective for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021, and early application is permitted. We are currently evaluating the effect that the updated standard will have on the financial statements and related disclosures.

The FASB issues ASUs to amend the authoritative literature in ASC. There have been a number of ASUs to date, including those above, that amend the original text of ASC.

Management believes that those issued to date either (i) provide supplemental guidance, (ii) are technical corrections, (iii) are not applicable to us or (iv) are not expected to have a significant impact our financial statements.

Revenue Recognition

Effective January 1, 2019, the Company adopted Accounting Standards Codification 606, Revenue from Contracts with Customers ("ASC 606"). Revenue is recognized when performance obligations under the terms of the contracts with our customers are satisfied. Prior to the adoption of ASC 606, we recognized revenue when persuasive evidence of an arrangement existed, delivery of products had occurred, the sales price was fixed or determinable and collectability was reasonably assured. The Company generates revenues by selling beer. The Company’s payments are generally collected at a later date due to the nature of the royalty account arrangement with its third-party logistics provide, which may be collected at various times through the year.

Revenue of $85,782.00 has been earned and recognized for the twelve-month period ended December 31, 2021.

Advertising Expenses

The Company expenses advertising costs as they are incurred. Such costs approximated $145,971 for the year ended December 31, 2021. The large increase in advertising expense was due to a new sponsorship agreement with Navy Football.

Organizational Costs

In accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 720, organizational costs, including accounting fees, legal fees, and costs of incorporation, are expensed as incurred.

G.Additional Company Matters

The Company has not filed for bankruptcy protection nor has it ever been involved in receivership or similar proceedings. The Company is not presently involved in any legal proceedings.  The Company does not anticipate any material reclassification, merger, consolidation, or purchase or sale of a significant amount of assets not in the ordinary course of business, in the next 12 months.

Item 3. Directors and Officers

Name	Position	Age	Term of Office	Approx. Hours Per Week
Executive Officers:
Alan Beal	CEO and CFO	57	January 2019 to present	65
Bob Rupprecht	Chief Brewing Officer	54	January 2019 to present	50
Jeff Jennings	Chief Operating Officer	57	January 2019 to present	0

Directors:
Alan Beal	Director	57	January 2019 to present	65
Bob Rupprecht	Director	54	January 2019 to present	50
Jeff Jennings	Director	57	January 2019 to present	0
Robert O’Neill	Director	45	June 2020 to present	0
Amit Rupani	Director	39	January 2019 to present	0
Jason Bailey	Director	39	January 2019 to present	0

Item 4. Security Ownership of Management and Certain Securityholders

Please see information contained in section entitled “SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS” in our SEC filing at https://www.sec.gov/Archives/edgar/data/1832987/000183298721000011/afbc253g27921.htm

Item 5. Interest of Management and Others in Certain Transactions

Please see information contained in section entitled  “INTEREST OF

MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS” in our SEC filing at https://www.sec.gov/Archives/edgar/data/1832987/000183298721000011/afbc253g27921.htm

Item 6. Other Information

None.

Item 7. Financial Statements

Please see attached audited financial statements below.

Armed Forces Brewing Company Inc.

(a Delaware Corporation)

Audited Financial Statements

Period of January 1, 2020
through December 31, 2021

Audited by:

TaxDrop

TaxDrop LLC
A New Jersey CPA Company

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Financial Statements

Armed Forces Brewing Company Inc.

Table of Contents

Independent Accountant's Audit Report	FS-3
Financial Statements and Supplementary Notes	
Balance Sheet as of December 31, 2021 and December 31, 2020	FS-5
Income Statement for the period of January 1, 2020 through December 31, 2021	FS-6
Statement of Changes in Stockholders' Equity for the period of January 1, 2020 through December 31, 2021	FS-7
Statement of Cash Flows for the period of January 1, 2020 through December 31, 2021	FS-8
Notes and Additional Disclosures to the Financial Statements as of December 31, 2021 and December 31, 2020	FS-9

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TaxDrop

Independent Auditor's Report

April 25, 2022
To: Board of Directors of Armed Forces Brewing Company Inc.
Attn: Alan Beal, CEO
Re: 2021-2020 Financial Statement Audit – Armed Forces Brewing Company Inc.

Report on the Audit of the Financial Statements

Opinion
We have audited the financial statements of Armed Forces Brewing Company Inc., which comprise the balance sheet as of December 31, 2021 and December 31, 2020, and the related statements of income, changes in stockholders' equity, and cash flows for the years then ended, and the related notes to the financial statements. In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of Armed Forces Brewing Company Inc. as of December 31, 2021 and December 31, 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion
We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor's Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Armed Forces Brewing Company Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements
Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error. In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Armed Forces Brewing Company Inc.'s ability to continue as a going concern.

Auditor's Responsibilities for the Audit of the Financial Statements
Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor's report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

- Exercise professional judgment and maintain professional skepticism throughout the audit.
- Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.
- Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Armed Forces Brewing Company Inc.'s internal control. Accordingly, no such opinion is expressed.

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- Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.
- Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Armed Forces Brewing Company Inc.'s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

Sincerely,

TaxDrop LLC

TaxDrop LLC
Robbinsville, New Jersey
April 25, 2022

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Armed Forces Brewing Company, Inc.
BALANCE SHEET
Years Ending December 31, 2021 and 2020
(Audited)

	2021	2020
ASSETS		
Current Assets		
Cash and cash equivalents	$ 1,147,385	$ 18,962
Accounts Receivable	16,631	12,398
Total Current Assets	**1,164,016**	**31,360**
Other Assets		
Inventory	61,933	-
Total Investments - Other	**61,933**	-
Property and Equipment		
Kegs and Taps	-	3,584
Accumulated Depreciation	-	(1,808)
Patents	1,800	1,800
Accumulated Amortization	(120)	(60)
Total Other Assets	**1,680**	**3,516**
Total Assets	**$ 1,227,629**	**$ 34,876**
LIABILITIES AND STOCKHOLDERS' EQUITY		
Current Liabilities		
Accounts Payable	$ 3,284	$ -
Accrued Expenses	120,336	15,506
Convertible Notes	100,000	100,000
Accrued Interest- Convertible	9,863	1,863
Total Current Liabilities	**233,483**	**117,369**
Long-Term Liabilities		
Due to Member - JB	21,030	21,030
Total Long-Term Liabilities	**21,030**	**21,030**
Total Liabilities	**$ 254,513**	**$ 138,399**
Stockholders' equity		
Common Stock, $0.00001 par value; 6,000,000 authorized; 3,967,282 issued and outstanding as of December 31, 2021	40	38
Additional Paid in Capital- Common	114,962	114,962
Additional Paid in Capital- Class C Reg A Common Stock	1,605,811	-
Additional Paid in Capital- Class C Reg D Common Stock	150,000	-
Retained Earnings	(897,697)	(218,523)
Total Stockholders' Equity	**973,116**	**(103,523)**
Total Liabilities and Stockholders' Equity	**$ 1,227,629**	**$ 34,876**

The accompanying footnotes are an integral part of the financial statements.

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Armed Forces Brewing Company, Inc.
INCOME STATEMENT
Years Ending December 31, 2021 and 2020
(Audited)

	2021	2020
Revenues	$ 85,782	$ 12,843
Cost of revenues	95,341	22,978
Net Profit	**(9,559)**	**(10,135)**
Operating Expenses		
General and administrative	108,210	3,181
Advertising and Marketing	145,971	12,375
Payroll	164,400	-
Professional Services	170,162	42,611
Events	32,813	-
Sponsorship	40,000	-
Total Operating Expenses	**661,555**	**58,167**
Other Income (Expense)		
Depreciation and Amortization	(60)	(783)
Other income/expense	-	3,093
Interest Expense	(8,000)	(1,863)
Total Operating Expenses	**(8,060)**	**446**
Net Income (Loss)	**$ (679,174)**	**$ (67,856)**

The accompanying footnotes are an integral part of the financial statements.

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Armed Forces Brewing Company, Inc.
STATEMENTS OF CASH FLOWS
Years Ending December 31, 2021 and 2020
(Audited)

	2021	2020
Cash Flows from Operating Activities		
Net Income (Loss)	$ (679,174)	$ (67,855)
Adjustments to reconcile net income (loss) to net cash provided by operations:		
Depreciation & Amortization	60	783
Interest Expense	8,000	1,863
Changes in operating assets and liabilities:		
(Increase)/Decrease in accounts receivable	(4,232)	(6,305)
(Increase)/Decrease in inventory	(61,933)	-
Increase/(Decrease) in accounts payable	3,284	(6,268)
Increase/(Decrease) in accruals	104,830	-
Net cash provided by (used in) operating activities	**(629,164)**	**(77,782)**
Cash Flows from Investing Activities		
Write off of obsolete fixed assets	1,776	-
Acquisition of equipment	-	(1,415)
Acquisition of patent and trademarks	-	(1,800)
Net cash used in investing activities	**1,776**	**(3,215)**
Cash Flows from Financing Activities		
Issuance of Common Stock	1,755,811	
Proceed from issuance of Convertible Notes	-	100,000
Proceed from loans from members	-	114
Net cash used in financing activities	**1,755,811**	**100,114**
Net change in cash and cash equivalents	**1,128,423**	**19,117**
Cash and cash equivalents at beginning of period	18,962	(155)
Cash and cash equivalents at end of period	**$ 1,147,385**	**$ 18,962**

The accompanying footnotes are an integral part of the financial statements.

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ARMED FORCES BREWING COMPANY, INC.
NOTES TO FINANCIAL STATEMENTS
AS OF DECEMBER 31, 2021 AND 2020
(Audited)

NOTE 1 – NATURE OF OPERATIONS AND CONSOLIDATION

Armed Forces Brewing Company, Inc. (which may be referred to as the "Company", "we," "us," or "our") was formed in Delaware on January 11, 2019 (See Note 2 – Principles of Combination). The Company had undergone an entity classification change and restructuring from an LLC (Seawolf Brewing Company LLC) to a Corporation (Seawolf Brewing Company, Inc.) with a subsequent name change to Armed Forces Brewing Company, Inc. The Company is a brewery that was founded in the spirit of the U.S. military. The Company's headquarters are in Annapolis, MD.

Since Inception, the Company has relied on contributions from owners and securing loans to fund its operations. As of December 31, 2021, the Company had negative working capital and will likely incur additional losses prior to generating positive working capital. During the next twelve months, the Company intends to fund its operations with funding from a crowdfunding campaign (see Note 10), and funds from revenue producing activities, if and when such can be realized. These financial statements and related notes thereto do not include any adjustments that might result from these uncertainties.

NOTE 2 – PRINCIPLES OF COMBINATION

Prior to the Company being formed, some of the Company's founders had previously formed Seawolf Brewery, LLC, a Delaware Limited Liability Company on June 4, 2015 for the purpose of opening a restaurant and a companion brewery in Annapolis, Maryland. When that business plan proved to not be viable, the founders of the Company created a new entity called Seawolf Brewing Company LLC, formed as a Delaware Limited Liability Company on January 11, 2019. On August 21, 2020, Seawolf Brewing Company LLC converted into Seawolf Brewing Company Inc., a Delaware Corporation. Subsequently on December 4, 2020, the founders changed the name of Seawolf Brewing Company Inc. to Armed Forces Brewing Company Inc. The accompanying combined financial statements are presented on a combination of interest basis for the years ending December 31, 2019 and 2018. The financials are presented at each entity's respective historical accounting basis. On February 1, 2021, Seawolf Brewery LLC entered into an assignment agreement to assign certain assets to Armed Forces Brewing Co. Inc., including but not limited to assigned trademarks, intellectual property, and exclusive right to grant licenses and rights with respective to the intellectual property. Other than this assignment, Seawolf Brewery LLC has remained dormant since the creation of the entity that is now Armed Forces Brewing Company Inc. until the dissolution of the entity in 2021.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America ("US GAAP"). In the opinion of management, all adjustments considered necessary for the fair presentation of the audited financial statements for the years presented have been included.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make certain estimates and assumptions that affect the amounts reported in the financial statements and footnotes thereto. Actual results could materially differ from these estimates. It is reasonably possible that changes in estimates will occur in the near term.

Significant estimates inherent in the preparation of the accompanying financial statements include valuation of provision for refunds and chargebacks, equity transactions and contingencies.

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Risks and Uncertainties

The Company has a limited operating history. The Company's business and operations are sensitive to general business and economic conditions in the United States. A host of factors beyond the Company's control could cause fluctuations in these conditions. Adverse conditions may include recession, downturn or otherwise, local competition or changes in consumer taste. These adverse conditions could affect the Company's financial condition and the results of its operations.

Concentration of Credit Risk

Cash and Cash Equivalents

Receivables and Credit Policy

Inventories

Inventories consist of raw materials, work in process and finished goods. Raw materials, which principally consist of hops, malts, barley, other brewing ingredients, and packaging materials, are stated at the lower of cost (first-in, first-out) or net realizable value. The cost elements of work in process and finished goods inventory consist of raw materials, direct labor, and manufacturing overhead. Work in process is beer held in tanks prior to packaging. Finished goods include retail merchandise and packaged beer. A significant change in the timing or level of demand for certain products, as compared to forecasted amounts, may result in recording provisions for excess or expired inventory in the future. As of December 31, 2021 and 2020, the Company had inventory on hand of $61,933 and $0, respectively.

Fixed Assets

Property and equipment exist in the form of manufacturing tooling and are recorded at cost. Expenditures for renewals and improvements that significantly add to the productive capacity or extend the useful life of an asset are capitalized. Expenditures for maintenance and repairs are charged to expense. When equipment is retired or sold, the cost and related accumulated depreciation are eliminated from the accounts and the resultant gain or loss is reflected in income.

Depreciation is provided using the straight-line method, based on useful lives of the assets which is three to five years.

The Company reviews the carrying value of property and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include

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current operating results, trends and prospects, the manner in which the property is used, and the effects of obsolescence, demand, competition, and other economic factors. Based on this assessment there was no impairment for December 31, 2021.

Fair Value Measurements

Generally accepted accounting principles define fair value as the price that would be received to sell an asset or be paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price) and such principles also establish a fair value hierarchy that prioritizes the inputs used to measure fair value using the following definitions (from highest to lowest priority):

- Level 1 – Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.
- Level 2 – Observable inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data by correlation or other means.
- Level 3 – Prices or valuation techniques requiring inputs that are both significant to the fair value measurement and unobservable.

Income Taxes

Income taxes are provided for the tax effects of transactions reporting in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of receivables, inventory, property and equipment, intangible assets, and accrued expenses for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

There is no income tax provision for the Company for the period from January 1, 2020 through December 31, 2021 as the Company had no taxable income.

The Company evaluates its tax positions that have been taken or are expected to be taken on income tax returns to determine if an accrual is necessary for uncertain tax positions. As of December 31, 2021, the unrecognized tax benefits accrual was zero.

Revenue Recognition

Shipping and Handling

The Company records freight costs billed to customers for shipping and handling as revenue. Shipping and handling expense related to costs incurred to deliver product are recognized within cost of revenue. The Company accounts for shipping and handling activities that occur after control has transferred as a fulfillment cost rather than a separate performance obligation, and the costs of shipping and handling are recognized concurrently with the related revenue.

Organizational Costs

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In accordance with FASB ASC 720, organizational costs, including accounting fees, legal fee, and costs of incorporation, are expensed as incurred.

Advertising

The Company expenses advertising costs as they are incurred. Such costs approximated $145,971 and $12,375, respectively, for the years ended December 31, 2021 and 2020. The large increase in advertising expense was due to a new sponsorship agreement with Navy Football.

Recent Accounting Pronouncements

NOTE 4 – FIXED ASSETS

Fixed assets on December 31, 2021 and 2020 consists of the following:

	2021	2020
Kegs	-	$ 2,169
Taps	-	$ 1,415
Accumulated Depreciation	-	$ (1,808)
Total	-	$ 1,777

Depreciation expenses totaled $0 and $723 for the years ended December 31, 2021 and 2020, respectively.

During November 2020, the Company capitalized costs incurred for patents and trademarks in the amount of $1,800 and recorded total amortization expense of $60 and $60, for the years ended December 31, 2021 and 2020, respectively.

NOTE 5 – INVENTORIES

Inventory on December 31, 2021 and 2020 consists of the following:

	2021	2020
Finished Goods	61,933	-
Total	$ 61,933	-

NOTE 6 –LOANS

Related Party Loans

From time to time, the founders of the Company issues loans to the Company to fund the business. No repayments were made in the year 2021. As of December 31, 2021 and 2020, the balance of the loans is $21,030.

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Convertible Notes

In October 2020, the Company issued a convertible note totaling $100,000 ("2020 Notes"). The 2020 Notes are automatically convertible into common stock on the completion of an equity financing event of not less than $1,000,000 ("Qualified Financing"). The conversion price is the lesser of 80% of the price per unit of common stock received by the Company in a Qualified Financing or the price per share equal to the quotient of a pre-money valuation of $30,000,000 divided by the sum of all Company interests issued and outstanding, assuming exercise or conversion of all outstanding profits interest, vested and unvested options, warrants and other convertible securities, but excluding all SAFEs, convertible promissory notes, and including all interests reserved and available for future grant under any equity incentive or similar plan of the Company and/or any equity incentive or similar plan to be created or increased in connection with the Qualified Financing. The 2020 Notes mature on October 7, 2022 at which time the notes issued automatically convert into common stock. As of December 31, 2021 and 2020, the convertible note is still outstanding and has accrued $9,863 and $1,863 accumulated interest, respectively.

NOTE 7 – INCOME TAXES

The Company has filed its income tax return for the period ended December 31, 2021, which will remain subject to examination by the Internal Revenue Service under the statute of limitations for a period of three years from the date it is filed. The Company is taxed as a C Corporation.

NOTE 8 – EQUITY

Common Stock

Upon conversion from Seawolf Brewing Company LLC to Armed Forces Brewing Company Inc. (see Note 2), the Company converted majority membership units to common shares at a 1:742 unit to share ratio. The Company authorized 6,000,000 shares, $0.00001 par value.

In 2021 the Company held a Regulation A+ offering to outside investors. The shares were priced at $10 a share with a valuation cap of $37,500,000. During the year the Company issued 198,533 shares.

Also, in 2021 the Company held a Reg D offering to outside investors. The shares were priced at $8 a share with a valuation cap of $37,500,000. During the year the Company issued 18,750 shares.

As of December 31, 2021 and 2020, the Company had 3,967,282 and 3,750,000 shares issued and outstanding, respectively.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

The Company is not currently involved with and does not know of any pending or threatening litigation against the Company as of December 31, 2021.

COVID-19

In January 2020, the World Health Organization has declared the outbreak of a novel coronavirus (COVID-19) as a "Public Health Emergency of International Concern," which continues to spread throughout the world and has adversely impacted global commercial activity and contributed to significant declines and volatility in financial markets. The coronavirus outbreak and government responses are creating disruption in global supply chains and adversely impacting many industries. The outbreak could have a continued material adverse impact on economic and market conditions and trigger a period of global economic slowdown. The rapid development and fluidity of this situation precludes any prediction as to the ultimate material adverse impact of the coronavirus outbreak. Nevertheless, the outbreak presents uncertainty and risk with respect to the Company, its performance, and its financial results.

NOTE 10 – SUBSEQUENT EVENTS

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Upcoming Distribution Agreements

In 2022 the Company has entered into a new distribution agreement with HEB supermarkets in which HEB will be distributing the Company's beer at 200 locations in the state of Texas.

Management's Evaluation

Management has evaluated subsequent events through April 25, 2022, the date the financial statements were available to be issued. Based on this evaluation, no additional material events were identified which require adjustment or disclosure in the financial statements.

Item 8. Exhibits

INDEX TO LINKED EXHIBITS	1A-1
Broker-Dealer Agreement	1A-1
Charters (including amendments)	1A-2A
Bylaws	1A-2B
Form of Subscription Agreement	1A-4
Material Contracts	1A-6

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this special financial report on Form 1-K to be signed on its behalf by the undersigned, thereunto duly authorized, in Annapolis, MD on April 29, 2022.

ARMED FORCES BREWING COMPANY, INC.

By: /s/ Alan Beal
Chief Executive Officer, Chief Financial Officer & Director

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer in the capacities and on the dates indicated.

Signature	Title

By: /s/ Alan Beal	Chief Executive Officer, Chief Financial Officer & Director
Armed Forces Brewing Company, Inc.
April 29, 2022